UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )

The Pittston Company

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(Name of Issuer)

Common Stock ($1 par value)

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(Title of Class of Securities)

725701106

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(CUSIP Number)

December 31, 2001

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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 725701106

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1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Sterling Capital Management LLC

56-2226389

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

None

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6. SHARED VOTING POWER

3,327,479

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7. SOLE DISPOSITIVE POWER

None

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8. SHARED DISPOSITIVE POWER

3,327,479

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

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12. TYPE OF REPORTING PERSON

IA

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CUSIP No. 725701106

------------------------------

-----------------------------------------------------------------------------

1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Sterling MGT, Inc.

56-2226391

-----------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

-----------------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

North Carolina

-----------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

None

---------------------------------------------------------

6. SHARED VOTING POWER

3,327,479

----------------------------------------------------------

7. SOLE DISPOSITIVE POWER

None

-----------------------------------------------------------

8. SHARED DISPOSITIVE POWER

3,327,479

-----------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

-----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE

Not Applicable

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

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12. TYPE OF REPORTING PERSON

CO

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CUSIP No. 725701106

------------------------------

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1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Eduardo A. Brea

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

-----------------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

0

---------------------------------------------------------

6. SHARED VOTING POWER

3,327,479

----------------------------------------------------------

7. SOLE DISPOSITIVE POWER

0

-----------------------------------------------------------

8. SHARED DISPOSITIVE POWER

3,327,479

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

-----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

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12. TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------------

------------------------------

CUSIP No. 725701106

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1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Alexander W. McAlister

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

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3. SEC USE ONLY

-----------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

-----------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

0

---------------------------------------------------------

6. SHARED VOTING POWER

3,327,479

----------------------------------------------------------

7. SOLE DISPOSITIVE POWER

0

-----------------------------------------------------------

8. SHARED DISPOSITIVE POWER

3,327,479

-----------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

-----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

-----------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

-----------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------------

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CUSIP No. 725701106

------------------------------

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1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

David M. Ralston

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

-----------------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

0

---------------------------------------------------------

6. SHARED VOTING POWER

3,327,479

----------------------------------------------------------

7. SOLE DISPOSITIVE POWER

0

-----------------------------------------------------------

8. SHARED DISPOSITIVE POWER

3,327,479

-----------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

-----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

-----------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

-----------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------------

------------------------------

CUSIP No. 725701106

------------------------------

-----------------------------------------------------------------------------

1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brian R. Walton

-----------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

-----------------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

-----------------------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

0

---------------------------------------------------------

6. SHARED VOTING POWER

3,327,479

----------------------------------------------------------

7. SOLE DISPOSITIVE POWER

0

-----------------------------------------------------------

8. SHARED DISPOSITIVE POWER

3,327,479

-----------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

-----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

-----------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

-----------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------------

------------------------------

CUSIP No. 725701106

------------------------------

-----------------------------------------------------------------------------

1. NAME OF REPORTING PERSON

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Mark Whalen

-----------------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

Not Applicable

(a) [ ]

(b) [ ]

-----------------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5. SOLE VOTING POWER

0

---------------------------------------------------------

6. SHARED VOTING POWER

3,327,479

----------------------------------------------------------

7. SOLE DISPOSITIVE POWER

0

-----------------------------------------------------------

8. SHARED DISPOSITIVE POWER

3,327,479

-----------------------------------------------------------------------------

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,327,479

-----------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

Not Applicable

-----------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.1%

-----------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

IN

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Item 1(a) Name of Issuer:

The Pittston Company

Item 1(b) Address of Issuer's Principal Executive Offices:

1801 Bayberry Court

Richmond, Virginia 23226-8100

Item 2(a) Name of Person(s) Filing:

Sterling Capital Management LLC ("Sterling")

Sterling MGT, Inc. ("Sterling Management")

Eduardo A. Brea

Alexander W. McAlister

David M. Ralston

Brian R. Walton

Mark Whalen

Item 2(b) Address of Principal Business Office:

Sterling, Sterling Management, Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are all located at:

301 S. College Street, Suite 3200

Charlotte, NC 28202

Item 2(c) Citizenship:

Sterling is a North Carolina limited liability company.

Sterling Management is a North Carolina corporation.

Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are U.S. citizens.

Item 2(d) Title of Class of Securities:

Common Stock ($1 par value) (the "Stock")

Item 2(e) CUSIP Number:

725701106

Item 3 Type of Person:

(e) Sterling is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

(g) Sterling Management is the Manager of Sterling. Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are controlling shareholders of Sterling Management. Sterling Management, Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are control persons under 17 C.F.R. 240.13d-1(b)(1)(ii)(G).

Item 4 Ownership:

(a) Amount beneficially owned:

See Item 9 of Cover Pages.

(b) Percent of class:

See Item 11 of Cover Pages.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of Cover Pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of Cover Pages

(iii) Sole power to dispose or direct the disposition of:

See Item 7 of Cover Pages.

(iv) Shared power to dispose or direct the disposition of:

See Item 8 of Cover Pages.

Item 5 Ownership of Five Percent or Less of a Class:

Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

Sterling is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. None of these clients to the knowledge of Sterling, Sterling Management, Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton or Mr. Whalen beneficially owns more than 5% of the Stock.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Sterling is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940, as amended.

Sterling Management is the Manager of Sterling. Mr. Brea, Mr. McAlister, Mr. Ralston, Mr. Walton and Mr. Whalen are controlling shareholders of Sterling Management.

Item 8 Identification and Classification of Members of the Group:

Not Applicable

Item 9 Notice of Dissolution of Group:

Not Applicable

Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2002

STERLING CAPITAL MANAGEMENT LLC

By: Sterling MGT, Inc.

Its Manager

By: /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen

--------------------------

Mark Whalen

President

STERLING MGT, INC.

By: /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen

--------------------------

Mark Whalen

President

Eduardo A. Brea

/s/ Kenneth R. Cotner, Attorney in Fact for Eduardo A. Brea

------------------------------

Alexander W. McAlister

/s/ Kenneth R. Cotner, Attorney in Fact for Alexander W. McAlister

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David M. Ralston

/s/ Kenneth R. Cotner, Attorney in Fact for David M. Ralston

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Brian R. Walton

/s/ Kenneth R. Cotner, Attorney in Fact for Brian R. Walton

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Mark Whalen

/s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen

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Exhibit Index

Exhibit 1

Joint Filing Agreement dated as of February 4, 2002 by and among Sterling Capital Management LLC, Sterling MGT, Inc., Eduardo A. Brea, Alexander W. McAlister David M. Ralston, Brian R. Walton and Mark Whalen.

Exhibit 2

Power of attorney dated January 14, 2002

Exhibit 1

JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Schedule 13G (the "Statement") to which this Agreement is attached is being filed on behalf of the persons listed below. Each of the persons listed hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 4, 2002

STERLING CAPITAL MANAGEMENT LLC

By: Sterling MGT, Inc.

Its Manager

By: /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen

--------------------------

Mark Whalen

President

STERLING MGT, INC.

By: /s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen

--------------------------

Mark Whalen

President

Eduardo A. Brea

/s/ Kenneth R. Cotner, Attorney in Fact for Eduardo A. Brea

------------------------------

Alexander W. McAlister

/s/ Kenneth R. Cotner, Attorney in Fact for Alexander W. McAlister

-------------------------------------

David M. Ralston

/s/ Kenneth R. Cotner, Attorney in Fact for David M. Ralston

-------------------------------------

Brian R. Walton

/s/ Kenneth R. Cotner, Attorney in Fact for Brian R. Walton

-------------------------------------

Mark Whalen

/s/ Kenneth R. Cotner, Attorney in Fact for Mark Whalen

-------------------------------------

Exhibit 2

Power of Attorney

Sterling Capital Management LLC

KNOW ALL THESE PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Kenneth R. Cotner the true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign on behalf of Sterling Capital Management LLC (the "Company") and on behalf of each in his individual capacity in respect of the ownership of equity securities deemed held by the Company and to be reported pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended.

Sterling MGT, Inc.

/s/ Kenneth R. Cotner

-------------------------------------

By: Kenneth R. Cotner

Title: Director and Chief Operating Officer

Eduardo A. Brea

/s/ Eduardo A. Brea

------------------------------

Alexander W. McAlister

/s/ Alexander W. McAlister

-------------------------------------

David M. Ralston

/s/ David M. Ralston

-------------------------------------

Brian R. Walton

/s/ Brian R. Walton

-------------------------------------

Mark W. Whalen

/s/ Mark W. Whalen

-------------------------------------

Dated: January 14, 2002